Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FULCRUM THERAPEUTICS, INC.

Fulcrum Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law setting forth an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law.  Accordingly, to effect such proposed amendment, it is

RESOLVED:                                                                         That the first paragraph of Article FOURTH of the Charter be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“That, effective on the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-seven reverse stock split of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), shall become effective, pursuant to which each seven shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one (1) share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”).  The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share.  No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 147,500,000 shares of Common Stock and 112,500,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

FURTHER

RESOLVED:                                                                         That the first sentence of Subsection 5.1 of Section B of Article FOURTH of the Charter be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“Upon either (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders representing the Required Vote or (b) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), provided that, following such offering, the Common Stock is listed on the New York Stock Exchange or Nasdaq (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the conversion rate in effect immediately prior to the Mandatory Conversion Time and (ii) such shares may not be reissued by the Corporation.”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 5th day of July, 2019.

FULCRUM THERAPEUTICS, INC.

By:	/s/ Robert Gould
Name:	Robert Gould
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]